Exhibit 99

NEWS RELEASE	CONTACT:	Warren W. Heidbreder
FOR IMMEDIATE RELEASE	PHONE:	563-262-1260
DATE: July 19, 2005	URL:	www.bandag.com

BANDAG, INCORPORATED REPORTS 2ND QUARTER EPS OF $0.65
Bandag, Inc. (NYSE: BDG and BDGA)

Flash Results

(Numbers in Millions, Except Per Share Data)
	Q2 2005	Q2 2004	6 Mos. 2005	6 Mos. 2004
Net sales	$227.3	$213.2	$417.0	$389.9
Net earnings	$12.7	$11.9	$18.7	$15.9
Diluted earnings per share	$0.65	$0.60	$0.95	$0.81
Shares outstanding - diluted	19.7	19.7	19.7	19.7

MUSCATINE, IOWA, July 19, 2005 – Bandag, Incorporated (NYSE:BDG and BDGA) today reported consolidated net earnings of $12.7 million, or $0.65 per diluted share, for second quarter 2005. This compares to second quarter 2004 consolidated net earnings of $11.9 million, or $0.60 per diluted share. Consolidated net earnings for second quarter 2004 included favorable tax adjustments of $1.0 million, or $0.05 per diluted share, resulting primarily from the reassessment of certain tax matters. Consolidated net sales for second quarter 2005 were $227.3 million, an increase of seven percent, compared to consolidated net sales of $213.2 million in second quarter 2004. Net sales were positively impacted by approximately $4.9 million due to the effect of translating foreign currency denominated net sales into U.S. dollars.

For the first six months of 2005, Bandag reported consolidated net earnings of $18.7 million, or $0.95 per diluted share, compared to consolidated net earnings of $15.9 million, or $0.81 per diluted share, in the same period of 2004. Consolidated net sales for the first six months of 2005 were $417.0 million, an increase of seven percent from consolidated net sales of $389.9 million in the first six months of 2004.

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BANDAG, Incorporated
2905 N. Hwy. 61, Muscatine, IA 52761-5886
Tel 563.262.1400 – Url www.bandag.com

In announcing second quarter 2005 results, Martin G. Carver, Chairman of the Board and Chief Executive Officer of Bandag, said, “Reflecting the benefits of increased transportation activity, North American net sales and unit volume were up over the 2004 period. These favorable transportation business conditions also were evident in the quarter’s strong performance at Speedco and Tire Distribution Systems, Inc. (TDS).”

Financial Highlights

•	Factors that affected consolidated net sales for second quarter 2005 were:
o	Speedco sales increased by $6.2 million compared to the prior year period, primarily due to the June 2004 acquisition of six licensed locations which were owned and operated by PM Express, Inc. Net sales were also positively impacted by an increase in volume at existing locations, the addition of three new facilities and the expansion of tire lanes at nine existing locations.
o	TDS sales declined $8.0 million from the prior year period, reflecting the divestitures during 2004. The divested locations had net sales of approximately $17.0 million in the second quarter of 2004. TDS net sales were positively impacted by an increase in service revenue and new tire sales.
o	North America business unit volume increased five percent and net sales increased eight percent as compared to second quarter 2004. Net sales were positively impacted by price increases in December 2004 and May 2005.
o	European business unit volume decreased ten percent while net sales increased nine percent. Net sales were positively impacted by a September 2004 price increase and by approximately $1.0 million due to the effect of translating foreign currency denominated net sales into U.S. dollars.
o	International business unit volume decreased two percent while net sales increased twenty-five percent. Net sales were positively impacted by price increases and by approximately $2.8 million due to the effect of translating foreign currency denominated net sales into U.S. dollars.

•	Second quarter 2005 consolidated gross margin declined by one percentage point. Speedco’s gross margin declined 4.2 percentage points, primarily due to the start-up of new stores and the addition of tire lanes to existing stores. TDS’ gross margin increased 0.5 percentage points. Traditional business gross margin declined 2.1 percentage points, primarily due to lower than anticipated gross margin on fleet contract business.

•	Consolidated operating and other expenses for second quarter 2005 were $0.8 million higher than the prior year period.

•	Interest income increased $1.2 million, primarily due to an increase in cash and interest rates.

•	The effective tax rate increased to 35.1% from 30.7% in the prior year period. The lower effective tax rate in 2004 was largely attributable to a $1.0 million favorable tax adjustment in second quarter 2004.

•	Capital expenditures were $26.2 million through June 30, 2005, compared to $12.9 million for the same period last year. The increase in capital expenditures is primarily due to expenditures made by Speedco for new facilities and expansions of tire lanes at existing facilities.

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Outlook

Commenting on the sales outlook for second half of 2005, Mr. Carver said, “Continued high equipment utilization in the trucking sector, improving fundamentals at TDS and the ongoing expansion of Speedco should bode well for Bandag. Nevertheless, we continue to carefully monitor the impact of higher oil prices on both transportation industry fuel costs and our own raw material costs for the remainder of the year.”

Bandag, Incorporated manufactures retreading materials and equipment for its worldwide network of approximately 1,000 franchised dealers that produce and market retread tires and provide tire management services. Bandag’s traditional business serves end-users through a wide variety of products offered by dealers, ranging from tire retreading and repairing to tire management systems outsourcing for commercial truck fleets. TDS sells and services new and retread tires. In addition, Bandag has an 87.5% interest in Speedco, Inc., a provider of on-highway truck lubrication and routine tire services to commercial truck owner-operators and fleets.

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Bandag, Incorporated
Unaudited Financial Highlights
(In thousands, except per share data)

	Second Quarter Ended June 30,		Six Months Ended June 30,
Consolidated Statements of Earnings	2005	2004	2005	2004
Income
Net sales	$227,261	$213,180	$417,017	$389,861
Other	1,087	1,419	3,148	2,646

	228,348	214,599	420,165	392,507
Costs and expenses
Cost of products sold	147,558	136,128	273,304	251,284
Operating & other expenses	62,284	61,534	119,680	118,354

	209,842	197,662	392,984	369,638
Income from operations	18,506	16,937	27,181	22,869
Interest income	2,159	992	3,972	2,042
Interest expense	(629)	(557)	(1,085)	(1,119)

Earnings before income taxes and minority interest	20,036	17,372	30,068	23,792
Income taxes	7,029	5,341	11,222	7,684
Minority interest	268	137	145	195

Net earnings	$12,739	$11,894	$18,701	$15,913

Earnings per share
Basic	$0.66	$0.62	$0.96	$0.83
Diluted	$0.65	$0.60	$0.95	$0.81
Weighted average shares outstanding
Basic	19,426	19,299	19,409	19,275
Diluted	19,714	19,688	19,710	19,672

	Second Quarter Ended June 30,		Six Months Ended June 30,
Segment Information	2005	2004	2005	2004
Net Sales
North America	$110,432	$102,634	$201,702	$188,003
Europe	21,379	19,574	40,768	40,770
International	31,952	25,648	60,821	48,091
TDS	42,921	50,937	75,598	91,876
Speedco	20,577	14,387	38,128	21,121

Total net sales	$227,261	$213,180	$417,017	$389,861

Segment Operating Profit (Loss)
North America	$14,974	$16,176	$23,579	$21,630
Europe	273	(1,664)	1,194	26
International	3,445	2,874	6,884	5,913
TDS	2,670	(34)	1,573	(2,875)
Speedco	838	1,754	1,637	2,657
Corporate expenses & other	(3,694)	(2,169)	(7,686)	(4,482)
Net interest income	1,530	435	2,887	923

Earnings before income taxes and minority interest	$20,036	$17,372	$30,068	$23,792

Note: Certain prior year amounts have been reclassified to conform with the current year presentation.

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Bandag, Incorporated
Unaudited Financial Highlights
(In thousands)

Condensed Consolidated Balance Sheets	June 30, 2005	Dec. 31, 2004
Assets:
Cash and cash equivalents	$65,875	$66,646
Investments	123,165	136,115
Accounts receivable - net	156,373	157,809
Inventories	79,708	69,892
Other current assets	55,102	55,793

Total current assets	480,223	486,255
Property, plant, and equipment - net	184,935	170,018
Other assets	74,359	74,454

Total assets	$739,517	$730,727

Liabilities & shareholders' equity:
Accounts payable	$43,528	$33,138
Income taxes payable	3,883	2,995
Accrued liabilities	89,613	104,580
Short-term notes payable and current portion of other obligations	17,856	17,845

Total current liabilities	154,880	158,558
Long-term debt and other obligations	31,943	29,963
Deferred income tax liabilities	8,174	7,502
Minority interest	2,429	2,417
Shareholders' equity
Common stock	19,555	19,452
Additional paid-in capital	34,095	28,839
Retained earnings	516,846	513,152
Accumulated other comprehensive loss	(28,405)	(29,156)

Total shareholders' equity	542,091	532,287

Total liabilities & shareholders' equity	$739,517	$730,727

	Six Months Ended June 30,
Condensed Consolidated Statements of Cash Flows	2005	2004
Operating Activities
Net earnings	$18,701	$15,913
Provision for depreciation	12,737	11,238
(Increase) decrease in operating assets and liabilities - net	(6,577)	9,506

Net cash provided by operating activities	24,861	36,657
Investing Activities
Additions to property, plant and equipment	(26,243)	(12,857)
Sales of investments - net	12,950	31,670
Payments for acquisitions of businesses	--	(71,868)
Proceeds from divestiture of businesses	2,251	882

Net cash used in investing activities	(11,042)	(52,173)
Financing Activities
Principal payments on short-term notes payable and other long-term liabilities	(1,886)	(760)
Cash dividends	(12,873)	(12,567)
Purchases of common stock	(2,281)	(2,348)
Stock options exercised	1,387	1,891

Net cash used in financing activities	(15,653)	(13,784)
Effect of exchange rate changes on cash and cash equivalents	1,063	(1,234)

Decrease in cash and cash equivalents	(771)	(30,534)
Cash and cash equivalents at beginning of year	66,646	100,326

Cash and cash equivalents at end of period	$65,875	$69,792

Note: Certain prior year amounts have been reclassified to conform with the current year presentation.

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